Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER 2005 RESULTS

JASPER, IN (October 26, 2004) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the first quarter of fiscal year 2005, which ended September 30, 2004.

Consolidated Overview
Net sales for the first quarter of fiscal 2005 totaled $284.8 million, an increase of 4% from net sales of $274.2 million reported for the fiscal 2004 first quarter, as sales increased in both the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. Net income in the current year first quarter totaled $5.0 million, or $0.13 per Class B share, inclusive of $0.2 million, or $0.01 per Class B share, of after-tax restructuring costs incurred as a result of the Company's previously announced restructuring plan. The Company recorded net income in the prior year first quarter of $3.1 million, or $0.08 per Class B share, inclusive of restructuring costs totaling $0.4 million after-tax, or $0.01 per Class B share.

Increased costs for steel, flake board and other commodities along with costs incurred for new product introductions hindered the Company's consolidated gross margins for the first quarter of fiscal year 2005 when compared to the prior year. Price increases on select products and improved efficiencies at select locations helped to mitigate the gross margin decline. Consolidated SG&A costs for the current year first quarter remained flat compared to the prior year as the Company was able to offset general liability insurance, audit and other cost increases with other cost reduction efforts. As a percentage of sales, SG&A costs declined when compared to the prior year. Other income for the current year first quarter was impacted by favorable foreign currency transaction effects and a gain on the sale of an administrative facility. The Company benefited from a lower effective tax rate for the first quarter fiscal 2005 when compared to the first quarter of fiscal 2004 as a higher percentage of current quarter consolidated net income was generated by the Company's foreign operations which have a lower tax rate.

Operating cash flow for the first quarter of fiscal year 2005 totaled $9.9 million compared to $21.0 million in the first quarter of last year.

James C. Thyen, Chief Executive Officer and President, stated, "We were very pleased to see year-over-year sales growth in both of our segments for the first quarter. While we are seeing some signs of an improving economy, competition within both of our segments is strong, and commodity cost increases within our supply chain remain a challenge. I am also pleased to report our company continued the trend of generating positive cash flow from operations, which now stands at 24 out of the last 25 quarters. This has allowed us to continue investing in new products and technologies to remain competitive and continue on the path of positioning Kimball as the supplier of choice in our industries." Mr. Thyen concluded, "During the quarter, we also wrapped up the remaining restructuring actions that we began approximately two years ago, most of which were within the Furniture and Cabinets segment. We have incrementally been realizing the benefits of these actions over the last several quarters as the plans were successfully executed."

Furniture and Cabinets Segment
First quarter fiscal year 2005 net sales in the Furniture and Cabinets segment were $176.8 million, an increase of 3% over net sales of $172.0 million in the same quarter last year. When compared to the prior year, current quarter sales increased in branded furniture products, which includes office, residential and hospitality furniture, and in forest products. Sales of contract furniture and cabinets products declined during that same period on lower residential furniture and cabinets sales.

Fiscal 2005 first quarter net income in this segment improved over the net loss incurred in the first quarter of fiscal 2004. A favorable impact of recent price increases on select products within this segment was partially offset by higher prices on various commodities. Also, significant efforts have been made by many employees to execute the Company's previously announced restructuring plans and resulted in an improved cost structure and improved earnings. Losses in the forest products product line, which totaled $0.02 per share for the first quarter of fiscal year 2005, improved from the loss of $0.05 per share incurred in the same quarter of the prior year.

Electronic Contract Assemblies Segment
Net sales in the Electronic Contract Assemblies segment for the first quarter of fiscal year 2005 were $107.9 million, an increase of 6% from net sales of $102.0 million for the same quarter last year, due primarily to higher electronic assembly sales to customers in the transportation, industrial control and telecommunications industries.

Fiscal year 2005 first quarter net income in this segment declined from the same period last year on lower margins primarily resulting from a sales mix shift toward newer programs and start-up programs which generally carry a lower margin. In addition, this segment incurred higher costs in the current year first quarter associated with new product development costs. Partially offsetting the margin declines, the current year quarter was favorably impacted by foreign currency movements and by a lower effective tax rate as a larger portion of net income in this segment was generated by foreign operations which have a lower tax rate.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2004.

Conference Call / Webcast
Kimball International will conduct its first quarter financial results conference call beginning at 2:00 PM Eastern Time today, October 26, 2004. To listen to the live conference call, dial 866-800-8651, or for international calls, dial 617-614-2704. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 9, 2004, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 32298056.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential and hospitality industries, all sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers in the residential furniture and cabinets, office furniture, and retail infrastructure industries, as well as forest products. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter ended September 30, 2004, follow:

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share data)	Three Months Ended
	September 30, 2004	September 30, 2003

Net Sales	$284,777	100.0%	$274,175	100.0%
Cost of Sales	226,016	79.4%	213,214	77.8%

Gross Profit	58,761	20.6%	60,961	22.2%

Selling, General & Administrative Expenses	55,499	19.5%	55,407	20.2%
Restructuring Expense	321	0.1%	1,763	0.6%

Operating Income	2,941	1.0%	3,791	1.4%
Other Income, Net	3,362	1.2%	927	0.3%

Income Before Income Taxes	6,303	2.2%	4,718	1.7%
Provision for Income Taxes	1,288	0.4%	1,640	0.6%

Net Income	$ 5,015	1.8%	$ 3,078	1.1%

Earnings Per Share of Common Stock:
Basic:
Class A	$0.13		$0.08
Class B	$0.13		$0.08
Diluted:
Class A	$0.13		$0.08
Class B	$0.13		$0.08

Average Shares Outstanding (000's)
Basic	38,118		38,082
Diluted	38,511		38,105

Condensed Consolidated Statements of Cash Flows
	Three Months Ended
(Unaudited) ($000's)	September 30, 2004	September 30, 2003

Net Cash Flow provided by Operating Activities	$ 9,937	$20,979
Net Cash Flow provided by (used for) Investing Activities	7,893	(8,426)
Net Cash Flow used for Financing Activities	(4,573)	(6,852)
Effect of Exchange Rates	47	(17)

Net Increase in Cash & Cash Equivalents	13,304	5,684
Cash & Cash Equivalents at Beginning of Period	54,941	51,291

Cash & Cash Equivalents at End of Period	$68,245	$56,975

Cash & Cash Equivalents	$68,245	$56,975
Short-Term Investments	31,178	31,093

Totals	$99,423	$88,068

Condensed Consolidated Balance Sheets ($000's)
	(Unaudited) September 30, 2004	June 30, 2004

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 99,423	$ 85,482
Receivables, Net	127,704	127,411
Inventories	98,729	92,531
Other Current Assets	30,338	34,621
Property & Equipment, Net	184,347	198,146
Capitalized Software, Net	40,220	41,059
Other Assets	34,902	34,819

Totals	$615,663	$614,069

Liabilities & Share Owners' Equity
Current Liabilities	$150,685	$147,798
Long-Term Debt, Less Current Maturities	355	395
Deferred Income Taxes & Other	30,261	31,265
Share Owners' Equity	434,362	434,611

Totals	$615,663	$614,069